Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TriCo Bancshares of our report dated March 2, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of TriCo Bancshares which report appears in the Form 10-K of TriCo Bancshares for the year ended December 31, 2019.

/s/ Moss Adams LLP
Sacramento, California
March 5, 2020